EXHIBIT 10.1

Execution Version

TAX CREDIT TRANSFER AGREEMENT
(Fixed)

entered into by and between

FIRST SOLAR, INC., as Seller
and
VISA INC., as Purchaser

dated as of December 6, 2024

TABLE OF CONTENTS

Page

ARTICLE I CONTRACTUAL AGREEMENT    1
1.1.    No Partnership Intended.    1
1.2.    No Security Intended.    1
ARTICLE II DEFINED TERMS AND RULES OF INTERPRETATION    2
2.1.    Definitions.    2
2.2.    Rules of Interpretation.    7
ARTICLE III PURCHASE OF TAX CREDITS    8
3.1.    Purchase of Tax Credits; Purchase Price.    8
3.2.    Payment of Purchase Price; Break Fee.    8
3.3.    First Payment Date Conditions.    9
3.4.    Second Payment Date Conditions.    10
3.5.    Effective Date Conditions.    10
3.6.    Late Payments.    11
3.7.    Taxes.    11
ARTICLE IV REPRESENTATIONS, WARRANTIES AND COVENANTS    11
4.1.    Representations and Warranties of Seller.    11
4.2.    Representations and Warranties of Purchaser.    12
4.3.    Representations and Warranties of the Parties.    13
ARTICLE V COVENANTS    14
5.1.    Covenants of Seller.    14
5.2.    Covenants of Purchaser.    15
ARTICLE VI BOOKS AND RECORDS, ACCOUNTING, INTENT    15
6.1.    Books and Records; Accounting Method.    15
6.2.    Intent.    16
ARTICLE VII INDEMNIFICATION    16
7.1.    Indemnification.    16
ARTICLE VIII TERMINATION    20
8.1.    Termination.    20
8.2.    Procedure and Effect of Termination.    21

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TABLE OF CONTENTS
(continued)
Page

8.3.    Change in Tax Law.    21
8.4.    Treatment of Tax Credits Following Termination.    22
ARTICLE IX GENERAL PROVISIONS    22
9.1.    Burden and Benefit; No Assignment.    22
9.2.    Confidentiality.    22
9.3.    Governing Law; Choice of Forum; Waiver of Jury Trial.    23
9.4.    Counterparts.    23
9.5.    Separability of Provisions.    23
9.6.    Amendment.    23
9.7.    Entire Agreement.    23
9.8.    Notices.    24
9.9.    Costs and Expenses; Waiver.    24
9.10.    Rights and Remedies.    25
9.11.    Further Assurances.    25
9.12.    Forward Contract.    25

Exhibit A    Form of First Payment Date Certificate
Exhibit B    Form of Second Payment Date Certificate
Exhibit C    Form of Effective Date Certificate (Seller)
Exhibit D    Form of Effective Date Certificate (Purchaser)
Exhibit E    Form of Transfer Election Statement

-ii-

TAX CREDIT TRANSFER AGREEMENT
(Fixed)
This TAX CREDIT TRANSFER AGREEMENT (Fixed) (this “Agreement”) is made and entered into as of December 6, 2024 (the “Effective Date”), by and between First Solar, Inc., a Delaware corporation (the “Seller”), and Visa Inc. a Delaware corporation (the “Purchaser” and together with Seller, the “Parties” and each, a “Party”).
RECITALS
WHEREAS, Seller desires to sell, and Purchaser desires to purchase, $645,000,000 of Tax Credits (as defined below) generated by Eligible Transactions (as defined below), on the terms and conditions set forth in this Agreement; and
WHEREAS, Seller and Purchaser are also parties to that certain Tax Credit Transfer Agreement (Variable), dated as of the Effective Date (the “Variable Transfer Agreement”), pursuant to which certain Tax Credits will be transferred on the terms set forth therein, with such Tax Credits being separate and distinct from the 2024 Tax Credits (as defined below) under this Agreement.
NOW, THEREFORE, in consideration of the foregoing, of mutual promises of the parties hereto and of other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties hereby agree as follows:
ARTICLE I
CONTRACTUAL AGREEMENT
1.1    No Partnership Intended.
The Parties do not intend for this Agreement to create a partnership, limited partnership, joint venture or limited liability company agreement, and this Agreement shall not be construed to suggest otherwise. The Parties intend that this Agreement is purely an arm’s-length contract to facilitate the purchase and sale of Tax Credits and the associated duties and obligations of the Parties.
2.1    No Security Intended.
Notwithstanding any representations, warranties, or covenants regarding securities laws, registration, or qualifications for exemptions therefrom, the Parties do not intend for any Tax Credits to constitute a security, derivative, commodity for future delivery, or any other security or financial instrument within the meaning of 12 U.S. Code §1851, and this Agreement shall not be construed to suggest otherwise. No Party to this Agreement is in the business of purchasing Tax Credits for purposes of resale. Seller shall not have any obligation to purchase, repurchase, or otherwise acquire the Tax Credits under any circumstances after they have been acquired by Purchaser.

ARTICLE II
DEFINED TERMS AND RULES OF INTERPRETATION
2.1    Definitions.
In addition to the defined terms set forth in the Preamble and Recitals, the following defined terms used in this Agreement shall have the meanings specified below.
“2024 Tax Credit Amount” has the meaning set forth in Section 3.1.
“2024 Tax Credits” has the meaning set forth in Section 3.1.
“Affiliate” means, with respect to any specified Person, any Person directly or indirectly controlling, controlled by or under common control with such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Any Person shall be deemed to be an Affiliate of any specified Person if such Person owns more than ten percent (10%) of the voting securities of the specified Person, if the specified Person owns more than ten percent (10%) of the voting securities of such Person, or if more than ten percent (10%) of the voting securities of the specified Person and such Person are under common control.
“After-Tax Basis” means, with respect to any applicable payment, the amount of the payment shall be treated as includable in taxable income of the Party to such extent and increased by the amount of any tax treated as paid by the Party or its Affiliates on the receipt or accrual of the payment using the highest marginal combined federal, state, and local tax rate.
“Agreement” has the meaning set forth in the Preamble.
“Applicable Law” means, as to any Person, any treaty, constitution, law, statute, ordinance, rule, order, decree, regulation or other directive which is legally binding and has been enacted, issued or promulgated by any Governmental Authority, in each case, applicable to or binding upon such Person or any of its property, or to which such Person or any of its property is subject.
“Bankruptcy” as to any Person means (i) the filing by such Person of a voluntary case or the seeking of relief under the Bankruptcy Code, (ii) the making by such Person of a general assignment for the benefit of its creditors, (iii) the admission in writing by such Person of its inability to pay its debts as they mature, (iv) the filing by such Person of an application for, or consent to, the appointment of any receiver or a permanent or interim trustee of such Person or of all or any portion of its property, including the appointment or authorization of a trustee, receiver or agent under applicable law or under a contract to take charge of its property for the purposes of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of its creditors, (v) the filing by such Person of a petition seeking a reorganization of its financial affairs or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute, (vi) an involuntary case is commenced against such Person by the filing of a petition under the Bankruptcy Code and within sixty (60) days after the filing thereof either the petition is not dismissed or the order for relief is not stayed or dismissed, (vii) an order, judgment or decree is entered appointing a receiver or a permanent or interim trustee of such Person or of all or any portion of its property, including the entry of an order, judgment or decree appointing or authorizing a trustee, receiver or agent to take charge of the property of such Person for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of the creditors of such Person, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days, or (viii) an order, judgment or decree is entered, without the approval or consent of such Person, approving or authorizing the reorganization, insolvency, readjustment of debt, dissolution or liquidation of such Person under any such law or statute, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days.
“Bankruptcy Code” means any and all sections and chapters of Title 11 of the United States Code, as in effect from time to time.
“Business Day” means any day other than a Saturday, a Sunday or any other day on which banks are authorized to be closed in New York, New York.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding provision or provisions of succeeding law.
“Compliance Period” means the seventh (7th) anniversary of the Effective Date.
“Credit Amount” means (i) in the case of PV Wafers, $12 per square meter, (ii) in the case of PV Cells, $0.04 multiplied by the capacity of such cell (expressed on a per direct current watt basis), and (iii) in the case of Solar Modules, $0.07 multiplied by the capacity of such module (expressed on a per direct current watt basis), determined and substantiated in accordance with Section 45X.
“Damages” means all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, judgments, settlements, taxes, penalties, costs and expenses (including reasonable attorneys’ fees and expenses incurred in connection with the preservation or enforcement of rights under this Agreement, audit, examination, investigation, trial, defense, assessment or otherwise), of any nature whatsoever and including, for the avoidance of doubt, any excessive credit transfer amount under Section 6418(g)(2)(A) of the Code.
“Default Rate” means a per annum rate of interest equal to two (2%) percent over the prime lending rate as published from time to time in The Wall Street Journal under “Money Rates” on such day (or if not published on such day, on the most recent preceding day on which published), but in no event to exceed the maximum lawful rate.
“Effective Date” has the meaning set forth in the Preamble.
“Eligible Components” means the PV Wafers, the PV Cells, and the Solar Modules, in each case, produced at a Specified Facility.

“Eligible Taxpayer” has the meaning ascribed to such term in Section 6418(f)(2) of the Code.
“Eligible Transaction” means the Production of an Eligible Component by Seller at a Specified Facility and the sale of such Eligible Component (directly or indirectly via being incorporated into another Eligible Component) by Seller to an unrelated person (within the meaning of Section 45X of the Code) during the calendar year 2024 in Seller’s Trade or Business.
“Excluded Credit Tax Proceeding” has the meaning set forth in Section 7.1(c)(i).
“Excluded Facility” means the “PBG1” (Ohio) facility of Seller located at latitude 41.5580255 longitude 83.3363678.
“Excluded Facility Credits” means the advanced manufacturing production tax credits generated pursuant to Section 45X from activities at the Excluded Facility.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq.
“Final Determination” means (i) the conclusion of all administrative or judicial appeals permitted by Section 7.1(c) or the expiration of the time for filing an appeal; (ii) a closing agreement entered into under Section 7121 of the Code or any other binding settlement agreement entered into in connection with an administrative or judicial proceeding; (iii) the expiration of the time for instituting a suit with respect to a claimed deficiency; or (iv) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.
“First Payment Amount” means $400,000,000.
“First Payment Conditions Precedent” has the meaning set forth in Section 3.3.
“First Payment Date” means December 6, 2024, which is the Effective Date; provided, that the First Payment Conditions Precedent have been satisfied or waived.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States and consistently applied.
“Governmental Approval” means all permits, licenses, approvals and authorizations of any Governmental Authority.
“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality of any country, state, county or municipality or other political subdivision thereof, or any regulatory, administrative or other department, agency (including the IRS), or any political or other subdivision, department or branch of any of the foregoing, and any electric reliability organization (including the North American Electric Reliability Corporation and any regional entity exercising delegated authority thereunder, including Texas Reliability Entity, Inc.), any regional transmission organization or independent system operator (including ERCOT).

“IRS” means the United States Internal Revenue Service and any successor Governmental Authority.
“IRS Portal” means the electronic portal described in Temporary Treasury Regulations Section 1.6418-4T(b)(1).
“Knowledge” or “knowledge” means (i) as to any Person (other than a natural person), the actual knowledge of the officers of such Person having responsibility for and direct involvement in the transactions contemplated by the Agreement and (ii) in respect of any Person who is a natural Person, the actual knowledge of such Person.
“Litigation Opinion” has the meaning set forth in Section 7.1(c)(v).
“Loss Event” means, with respect to Purchaser, any disallowance or lack of the right to claim all or any portion of the 2024 Tax Credits purchased pursuant to this Agreement.
“Material Adverse Effect” means (i) with respect to either Party, any material adverse effect on the business, assets, results of operations or financial condition of such Party, and (ii) otherwise, any change, circumstance or event that, in the aggregate, would reasonably be expected to have a material adverse effect on the amount or availability of 2024 Tax Credits transferred by Seller to Purchaser.
“Notice” means a writing containing the information required by this Agreement to be communicated to a Party and either given by U.S. registered or certified mail, return receipt requested, with postage prepaid (except in the event of a postal disruption, by strike or otherwise, in the United States), or sent by facsimile promptly confirmed in writing, or sent by personal delivery by a nationally recognized courier service for next day delivery, or sent by electronic mail; provided, that any written communication containing such information sent to such Party actually received by such Party shall constitute Notice for all purposes of this Agreement.
“Parties” has the meaning given in the Preamble.
“Payment Date” means each of the First Payment Date and the Second Payment Date.
“Person” means any individual, partnership, joint venture, limited liability company, corporation, trust or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so requires.
“Produce”, “Produces”, “Produced”, “Production” has the meaning set forth in Section 45X.
“Purchase Price per Tax Credit” means $0.955 per $1.00 of Tax Credits.
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Claims” has the meaning set forth in Section 7.1.
“Purchaser Litigation” has the meaning set forth in Section 7.1(c)(vi).
“Purchaser Litigation Final Determination” means the earliest to occur of:

(i)    the date on which a decision, judgment, decree or other order has been issued by any court of competent jurisdiction, which decision, judgment, decree or other order has become final (i.e., all allowable appeals except to the United States Supreme Court have been exhausted or the time in which to appeal has expired) or, in any case where judicial review shall at the time be unavailable for reasons other than the failure to timely file, appeal or seek administrative recourse, a decision, judgment, decree or other order of an administrative official or agency of competent jurisdiction, which decision, judgment, decree or other order has become final;
(ii)    the date on which the time for instituting a claim for refund has expired, or if a claim was filed, the time for instituting suit with respect thereto has expired;
(iii)    the date on which the applicable statute of limitations for raising an issue regarding a U.S. federal income tax matter with respect to the Purchaser Litigation has expired; and
(iv)    the date on which Purchaser shall accept a settlement offer, concedes the proposed adjustment or decides not to proceed with litigation or to settle any litigation. For the avoidance of doubt, any disallowance or lack of the right to claim any portion of the 2024 Tax Credits resulting from this clause (iv) shall not be treated as a Loss Event and Seller shall have no indemnity obligation to Purchaser with result to any such disallowance or unclaimed portion.
“Purchaser Tax Proceeding” has the meaning set forth in Section 7.1(c)(ii).
“PV Cell” means a photovoltaic cell within the meaning of Section 45X.
“PV Wafer” means a photovoltaic wafer within the meaning of Section 45X.
“Required Seller Credit” has the meaning set forth in Section 5.1(h).
“Second Payment Amount” means $215,975,000.
“Second Payment Conditions Precedent” has the meaning set forth in Section 3.4.
“Second Payment Date” means December 30, 2024, or such earlier Business Day as the Parties may mutually agree; provided, that the Second Payment Conditions Precedent have been satisfied or waived.
“Section 45X” means Section 45X of the Code and any regulations issued thereunder.
“Seller” has the meaning set forth in the Preamble.
“Seller Tax Proceeding” has the meaning set forth in Section 7.1(c)(i).
“Solar Module” means a solar module within the meaning of Section 45X.
“Specified Facility” means each of (i) the “PBG2” (Ohio) facility of Seller, (ii) the “PBG3” (Ohio) facility of Seller and (iii) the “DRT” (Alabama) facility of Seller.
“Tangible Net Worth” means, as of any date of determination with respect to Seller, an amount equal to (i) total stockholders’ equity less (ii) goodwill less (iii) intangible assets, net, in each case, as set forth on the most recently available balance sheet of Seller prepared in accordance with generally accepted accounting principles as of such date of determination.
“Tax Credits” means advanced manufacturing production tax credits generated by the Eligible Transactions pursuant to Section 45X. For the avoidance of doubt, “Tax Credits” do not include (i) any advanced manufacturing production tax credits generated with respect to the production of any applicable critical minerals within the meaning of Section 45X or (ii) any tax credits generated at the Excluded Facility.
“Tax Proceeding” has the meaning set forth in Section 7.1(c)(vi).
“Trade or Business” means a trade or business within the meaning of Section 45X.
“Transfer Election Statement” means a form filed by Seller and Purchaser with their applicable tax returns in substantially the same form as Exhibit E.
“Treasury” means the United States Department of the Treasury.
“Treasury Regulations” means the final and temporary regulations promulgated from time to time under the Code.
“Variable Transfer Agreement” has the meaning set forth in the Recitals.
Article I2.2    Rules of Interpretation.
(a)All terms in this Agreement shall have the defined meanings when used in any certificate or other document made available or delivered pursuant hereto unless otherwise defined therein.
(b)Accounting terms not defined in this Agreement, and accounting terms partly defined in this Agreement to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Agreement are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement shall control.
(c)The words “hereof”, “herein”, “hereunder”, and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(d)The term “including” shall mean “including without limitation”.
(e)The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.
(f)Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

(g)Any references to a Person are also to its permitted successors and assigns.
(h)All Article and Section titles or captions contained in this Agreement or in any Exhibit referred to herein and the table of contents of this Agreement are for convenience only and shall not be deemed a part of this Agreement or affect the meaning or interpretation of this Agreement. Unless otherwise specified, all references herein to numbered Articles and Sections are to Articles and Sections of this Agreement, as applicable, and all references herein to Exhibits are to Exhibits to this Agreement.
(i)The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
(j)All references contained in this Agreement, including any Exhibit, or in any instrument or document delivered pursuant hereto to dollars or “$” shall mean United States dollars.
ARTICLE III
PURCHASE OF TAX CREDITS
3.1    Purchase of Tax Credits; Purchase Price.
On the Effective Date, Purchaser commits to purchase, and Seller commits to sell, $645,000,000 of Tax Credits (the “2024 Tax Credits”). The purchase price for the 2024 Tax Credits shall be $615,975,000 (the “Purchase Price”) which is the result of multiplying (a) $645,000,000 (the “2024 Tax Credit Amount”), by (b) the Purchase Price per Tax Credit.
3.2    Payment of Purchase Price; Break Fee.
Purchaser shall pay the Purchase Price in two installments, with the First Payment Amount due and payable to Seller on the First Payment Date, and the Second Payment Amount due and payable to Seller on the Second Payment Date. If Purchaser fails to timely pay the First Payment Amount on the First Payment Date (upon satisfaction or waiver of the First Payment Conditions Precedent), then Seller may immediately terminate this Agreement without any liability to either Party. If Purchaser fails to timely pay the Second Payment Amount on the Second Payment Date (upon satisfaction or waiver of the Second Payment Conditions Precedent), then (a) Seller may terminate this Agreement in accordance with Section 8.1 (solely with respect to the portion of the 2024 Tax Credits corresponding to the Second Payment Amount) without any liability and (b) Seller shall be entitled to exercise all other remedies available to it under law or in equity on account of such failure of Purchaser.

On each Payment Date, Purchaser shall pay the applicable portion of the Purchase Price in cash to Seller by wire transfer of immediately available funds into an account of Seller as designated in writing to Purchaser prior to the Effective Date.
Notwithstanding anything herein to the contrary, to the extent that on or prior to the Second Payment Date any Loss Event has occurred, the 2024 Tax Credits affected by such Loss Event shall not be considered transferred to Purchaser and Purchaser shall have no obligation to pay to Seller the Purchase Price with respect to such affected 2024 Tax Credits; provided, that such Loss Event shall not affect Purchaser’s obligation to pay to Seller the Purchase Price and perform its other obligations thereunder with respect to the unaffected and available 2024 Tax Credits actually transferred to Purchaser pursuant to this Agreement.
If during the period between the Effective Date and the Second Payment Date, Seller sells any 2024 Tax Credits not yet transferred to Purchaser to another Person or enters into an agreement for such a sale of any 2024 Tax Credits to another Person, then upon any termination of this Agreement by Purchaser, Seller will pay a break fee of [omitted]% of the amount of the 2024 Tax Credits not transferred to Purchaser.
3.3    First Payment Date Conditions.
The obligation of Purchaser to pay Seller the First Payment Amount shall be conditioned upon the satisfaction (or waiver by Purchaser, in its sole discretion) of the following conditions (the “First Payment Conditions Precedent”):
(a)each of the representations and warranties of Seller set forth in Article IV shall be true and correct in all material respects (except for such representations and warranties that are qualified by materiality, Material Adverse Effect or any similar qualification or exception, which shall be true and correct in all respects) on the First Payment Date, in each case except to the extent that any such representation or warranty was expressly made only as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date in all material respects (except for such representations and warranties that are qualified by materiality, Material Adverse Effect or any similar qualification or exception, which shall be true and correct in all respects);
(b)Seller shall have performed or complied in all material respects with the covenants applicable to it that are required by this Agreement to be performed or complied with by Seller on or before the First Payment Date;
(c)Purchaser shall receive a draft Transfer Election Statement for each Specified Facility, completed by Seller with as much information as is readily available at the time of the First Payment Date;
(d)Purchaser shall receive a certificate dated as of the First Payment Date and executed by a duly authorized signatory of Seller in substantially the form attached as Exhibit A;
(e)to the extent determined to be necessary by Purchaser, Purchaser shall receive satisfactory results of bring-down lien searches with respect to Seller; and

(f)no event of Bankruptcy shall have occurred with respect to Seller.
3.4    Second Payment Date Conditions.
The obligation of Purchaser to pay Seller the Second Payment Amount shall be conditioned upon the satisfaction (or waiver by Purchaser, in its sole discretion) of the following conditions (the “Second Payment Conditions Precedent”):
(a)each of the representations and warranties of Seller set forth in Article IV shall be true and correct in all material respects (except for such representations and warranties that are qualified by materiality, Material Adverse Effect or any similar qualification or exception, which shall be true and correct in all respects) on the Second Payment Date, in each case except to the extent that any such representation or warranty was expressly made only as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date in all material respects (except for such representations and warranties that are qualified by materiality, Material Adverse Effect or any similar qualification or exception, which shall be true and correct in all respects);
(b)Seller shall have performed or complied in all material respects with the covenants applicable to it that are required by this Agreement to be performed or complied with by Seller on or before the Second Payment Date;
(c)Purchaser shall receive a certificate dated as of the Second Payment Date and executed by a duly authorized signatory of Seller in substantially the form attached as Exhibit B;
(d)to the extent determined to be necessary by Purchaser, Purchaser shall receive satisfactory bring-down lien searches with respect to Seller; and
(e)no event of Bankruptcy shall have occurred with respect to Seller.
3.5    Effective Date Conditions.
On or prior to the Effective Date:
(a)Purchaser shall receive a certificate dated as of the Effective Date and executed by a duly authorized signatory of Seller in substantially the form attached as Exhibit C;
(b)Seller shall receive a certificate dated as of the Effective Date and executed by a duly authorized signatory of Purchaser in substantially the form attached as Exhibit D;
(c)each Party shall be satisfied with the results of its due diligence review with respect to this Agreement and the transactions contemplated hereby;
(d)each Party shall receive an executed copy of this Agreement;

(e)to the extent determined to be necessary by Purchaser, Purchaser shall receive (i) a satisfactory tax opinion from its counsel and (ii) the results of a satisfactory lien search with respect to Seller; and
(f)each of the representations and warranties of the Parties set forth in Article IV shall be true and correct in all material respects (except for such representations and warranties that are qualified by materiality, Material Adverse Effect or any similar qualification or exception, which shall be true and correct in all respects) on the Effective Date, in each case except to the extent that any such representation or warranty was expressly made only as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date in all material respects (except for such representations and warranties that are qualified by materiality, Material Adverse Effect or any similar qualification or exception, which shall be true and correct in all respects).
3.6    Late Payments.
Without limiting any other rights provided for herein, any amount under this Agreement that is not paid by the applicable Party by the applicable due date therefor will be deemed delinquent and will accrue interest at the Default Rate, calculated from and including the applicable due date to but excluding the date paid.
3.7    Taxes.
Each Party will be responsible for the taxes levied upon it by any Governmental Authority. Seller will pay or cause to be paid all sales and other taxes imposed by any Governmental Authority on or with respect to the Eligible Transactions. As used herein “taxes” means, but is not limited to, any or all ad valorem, property, occupation, severance, first use, conservation, gross receipts, privilege, sales, use, consumption, excise, lease, transaction, and other taxes, governmental charges, licenses, fees, permits and assessments, or increases therein, other than taxes based on net income or net worth. A tax is not a penalty or a fine.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
4.1    Representations and Warranties of Seller.
As of the Effective Date, the First Payment Date and the Second Payment Date (unless expressly limited to any specified date), Seller hereby represents and warrants to Purchaser as follows:
(a)Seller is acting for its own account, has made its own independent decision to enter into this Agreement and as to whether this Agreement is appropriate or proper for it based upon its own judgment, is not relying upon the advice or recommendations of Purchaser in so doing, and is capable of assessing the merits of and understanding, and understands and accepts, the terms, conditions, and risks of this Agreement;
(b)Seller uses a calendar tax year for federal income tax purposes;

(c)None of the 2024 Tax Credits were transferred nor are they subject to any agreement that would impact the ability to transfer the 2024 Tax Credits, except by Seller under this Agreement pursuant to Section 6418 of the Code, and no election has been made by Seller with respect to the 2024 Tax Credits pursuant to Section 6417 of the Code;
(d)As of the applicable Payment Date, Seller has undertaken sufficient Eligible Transactions to generate Tax Credits in calendar year 2024 in an amount not less than the 2024 Tax Credit Amount transferred to Purchaser on and prior to such Payment Date and, once generated and immediately prior to such Payment Date, the 2024 Tax Credits are owned solely by Seller;
(e)As of the applicable Payment Date, the amount of the 2024 Tax Credits transferred to Purchaser on such Payment Date was calculated based on the aggregate of the Credit Amounts for the applicable Eligible Transactions;
(f)The Eligible Transactions did not involve any property which is produced at any facility if the basis of any property which is part of such facility is taken into account for purposes of the credit allowed under Section 48C of the Code;
(g)None of the 2024 Tax Credits have been carried forward or backward from a tax year other than the tax year in which the 2024 Tax Credits were generated;
(h)Seller is an Eligible Taxpayer in accordance with Section 6418(f)(2) of the Code and is entitled to transfer the 2024 Tax Credits to Purchaser; and
(i)Absent Seller’s election to transfer the 2024 Tax Credits to Purchaser, Seller would be entitled to claim the 2024 Tax Credits on its U.S. federal income tax return in at least the amount transferred under this Agreement.
4.2    Representations and Warranties of Purchaser.
As of the Effective Date, the First Payment Date and the Second Payment Date (unless expressly limited to any specified date), Purchaser hereby represents and warrants to Seller as follows:
(a)Without limitation any Seller representations, Purchaser is acting for its own account, has made its own independent decision to enter into this Agreement and as to whether this Agreement is appropriate or proper for it based upon its own judgment, is not relying upon the advice or recommendations of Seller in so doing, and is capable of assessing the merits of and understanding, and understands and accepts, the terms, conditions, and risks of this Agreement;
(b)Purchaser has the financial wherewithal to fund its obligations under this Agreement;
(c)Purchaser uses a fiscal tax year ending on September 30 for federal income tax purposes; and
(d)Purchaser is a “taxpayer” for purposes of Section 6418(a) of the Code.

4.3    Representations and Warranties of the Parties.
As of the Effective Date, the First Payment Date and the Second Payment Date (unless expressly limited to any specified date), each Party hereby severally, as to itself, and not jointly, represents and warrants to the other Party as follows:
(a)Organization; Good Standing. Such Party is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to carry on its business as being presently conducted and consistent with this Agreement.
(b)Authority. Such Party has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other applicable Persons necessary for the due authorization, execution, delivery and performance of this Agreement by such Party have been duly taken. This Agreement has been duly executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Party) constitutes the valid and binding obligations of such Party, enforceable against it in accordance with its terms, subject to the effects of Bankruptcy, insolvency, reorganization, moratorium and similar laws affecting enforcement of creditors’ rights and remedies generally and to general principles of equity.
(c)No Conflicts, Governmental Approvals. The execution and delivery of this Agreement and the performance of the obligations contemplated herein to be performed by such Party do not and will not result in any breach or violation of, or default under, any organizational document of such Party or any material agreements by which it is a party or by which it is bound or to which any of its assets is subject, or a violation of any Applicable Law. Other than those already obtained, or those that cannot be until a later date (including the filing of the Transfer Election Statements and the pre-filing registration process set forth in Treasury Regulations § 1.6418-4), no approval of or filing with any Governmental Authority is required to be obtained or made by such Party for the execution, delivery and performance by such Party of this Agreement.
(d)Absence of Litigation. No litigation, action, investigation, event, or proceeding is pending or, to such Party’s knowledge, is threatened by any Person or Governmental Authority against such Party, that would reasonably be expected to result in a Material Adverse Effect.
(e)No Brokers. Such Party has not retained or incurred any obligation to any broker for which any other Party would be responsible and such Party will not have any right, interest or valid claim against any other Party or its Affiliates for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement.
(f)Bankruptcy. No event of Bankruptcy has occurred with respect to such Party.

(g)Unrelated Person. Such Party is an unrelated person (within the meaning of Sections 267(b) and 707 of the Code) with respect to the other Party.
(h)Legal Representation. Such Party is represented by counsel in respect of this Agreement and has sufficient knowledge and experience in financial and business matters to enable it to evaluate this Agreement, the 2024 Tax Credits (including the eligible amount thereof), and the Applicable Laws related thereto.
(i)Anti-Terrorism; Etc. Such Party is in compliance in all material respects with all applicable anti-terrorism or money laundering laws, including the rules and regulations promulgated by the Office of Foreign Assets Control, and with all applicable anti-corruption and anti-bribery laws, including the FCPA.
ARTICLE V
COVENANTS
5.1    Covenants of Seller.
Seller hereby covenants and agrees as follows:
(a)Seller will not (i) claim the 2024 Tax Credits (or permit any other party to claim the 2024 Tax Credits) or take any position inconsistent with a sale of the 2024 Tax Credits to Purchaser or (ii) elect to claim or permit to be claimed direct payment under Section 6417 of the Code with respect to the 2024 Tax Credits.
(b)As soon as reasonably practicable after the Second Payment Date and the collection by Seller of all information required to complete the Transfer Election Statements, Seller will (i) provide Purchaser with the fully-executed and completed Transfer Election Statement for each Specified Facility and (ii) timely file an election to transfer, under Section 6418 of the Code, the 2024 Tax Credits to Purchaser in the time and manner required by Section 6418(g)(1) of the Code, any regulations promulgated thereunder or any applicable IRS guidance and the terms of this Agreement.
(c)Seller will complete the pre-filing registration process necessary to receive a registration number for each Specified Facility as set forth in Treasury Regulations § 1.6418-4 no later than December 31, 2024 and provide Purchaser with the registration numbers for each Specified Facility within five (5) Business Days of receipt and, reasonably promptly upon request from Purchaser, provide Purchaser with any other related information reasonably requested by Purchaser.
(d)Seller will provide to Purchaser or the IRS any additional information, registrations or documentation to the extent required by Section 6418(g)(1) of the Code or any regulations promulgated in relation thereto as a condition to, and prior to, any transfer of the 2024 Tax Credits for the purpose of preventing duplication, fraud, improper payments or excessive payments.

(e)Seller will comply in all material respects with any other reporting requirements necessary to effectuate the transfer of the 2024 Tax Credits required by the IRS, Treasury or other applicable guidance and this Agreement.
(f)Seller will use commercially reasonable efforts to cooperate with Purchaser with any request for additional information pursuant to Section 6418(g)(1) of the Code or as otherwise required pursuant to guidance issued under Section 6418(h) of the Code.
(g)Seller will not take any affirmative actions to become a person related to Purchaser within the meaning of Sections 267(b) and 707 of the Code.
(h)Seller will (i) as of the last day of each fiscal quarter, maintain a Tangible Net Worth of at least $1,500,000,000 (the “Required Seller Credit”), calculated based on Seller’s financial statements for such quarter, (ii) to the extent not publicly available, deliver quarterly financial statements to Purchaser from which the amount of the Required Seller Credit may be determined by Purchaser, (iii) promptly notify Purchaser in writing of any failure to maintain the Required Seller Credit and (iv) promptly provide satisfactory replacement credit support if it fails to maintain the Required Seller Credit.
5.2    Covenants of Purchaser.
Purchaser hereby covenants and agrees as follows:
(a)Purchaser will not take any position for any purpose inconsistent with a sale or transfer of 2024 Tax Credits hereunder and will include the 2024 Tax Credits in its tax return consistent with Section 6418(d) of the Code.
(b)Purchaser will not further transfer any 2024 Tax Credits and will not make any election to further transfer the 2024 Tax Credits.
(c)Purchaser will use commercially reasonable efforts to cooperate with Seller with any request for additional information pursuant to Section 6418(g)(1) of the Code or as otherwise required pursuant to guidance issued under Section 6418(h) of the Code.
(d)Purchaser will not take any affirmative actions to become a person related to Seller within the meaning of Sections 267(b) and 707 of the Code.
ARTICLE VI
BOOKS AND RECORDS, INTENT
6.1    Books and Records.
Seller shall retain all relevant information and documentation related to the 2024 Tax Credits until the later of (i) the last day of the Compliance Period and (ii) the date of a Final Determination with respect to an Eligible Transaction.

6.2    Intent.
It is the intention of the Parties that the 2024 Tax Credits be absolutely and irrevocably transferred by Seller to Purchaser pursuant to this Agreement such that the 2024 Tax Credits would not be property of Seller’s estate in the event of the filing of a Bankruptcy petition by or against Seller under any Bankruptcy or similar law.
ARTICLE VII
INDEMNIFICATION
7.1    Indemnification.
(a)Indemnification of Purchaser. Subject to the terms and conditions of this Section 7.1, Seller hereby indemnifies, defends, reimburses and holds harmless Purchaser on an After-Tax Basis consistent with Section 7.1(e), from and against any and all Damages asserted against, resulting to, imposed upon or incurred by Purchaser, directly or indirectly, that arise by reason of, or in connection with, any of the following (“Purchaser Claims”):
(i)any breach by Seller of its representations and warranties or covenants contained in this Agreement (which, for the avoidance of doubt, includes any Exhibits and certificates attached hereto or delivered hereunder);
(ii)any Loss Event; and
(iii)any penalties or interest imposed by any Governmental Authority in connection with a Loss Event (including, for the avoidance of doubt, any amount determined under Section 6418(g)(2)(A)(ii) of the Code).
(b)Limitation on Liability. Seller’s indemnification obligations pursuant to this Section 7.1 shall be subject to the following limitations:
(i)The indemnification obligations of Seller pursuant to this Agreement shall not include special, incidental, consequential, indirect, punitive or exemplary Damages (including lost profits and damages for a lost opportunity); provided, that any Damages for which Purchaser has the right to be indemnified pursuant to this Section 7.1 and that were imposed on Purchaser by a Governmental Authority shall not be deemed incidental, consequential, indirect, punitive or exemplary Damages.
(ii)Purchaser may not receive compensation for Damages suffered by it to the extent that such Damages are attributable to (A) the gross negligence, willful misconduct, or fraud of Purchaser, as determined by a court of competent jurisdiction by a final and non-appealable judgment, (B) the inaccuracy, breach, or failure of any representation or warranty or covenant of Purchaser in this Agreement, (C) Purchaser claiming an amount of 2024 Tax Credits that is different than the amount reported to Purchaser by Seller as being transferred to Purchaser in the Transfer Election Statements, or (D) Purchaser taking the 2024 Tax Credits into account in a taxable year that is not consistent with Section 6418(d)(1) of the Code. For the avoidance of doubt, the inability of Purchaser to fully utilize any 2024 Tax Credits due to Purchaser having an insufficient tax liability shall not be considered an event giving rise to Damages or otherwise be subject to indemnification or any other claim against Seller.

(iii)Except for (A) any excessive credit transfer amount under Section 6418(g)(2)(A) of the Code, (B) reasonable attorneys’ fees and other professionals’ fees and all other reasonable and documented costs and expenses incurred by Purchaser in successfully enforcing its rights hereunder, (C) any amount necessary to cover any gross-up and payment of Damages on an After-Tax Basis consistent with Section 7.1(e) and (D) any penalties or interest imposed by a Governmental Authority, the aggregate liability of Seller hereunder shall not exceed the 2024 Tax Credit Amount; provided, that the foregoing limitation shall not apply in the event of gross negligence, willful misconduct, or fraud by Seller, as determined by a court of competent jurisdiction by a final and non-appealable judgment.
(iv)Any Seller indemnification obligation pursuant to this Section 7.1 shall not be paid until a Final Determination is made with respect to such Purchaser Claim; provided, that upon any Final Determination, such indemnification obligation shall be paid to Purchaser within three (3) Business Days.
(c)Tax Proceedings.
(i)In the case of any audit, examination, contest, litigation or other proceeding arising from the transfer of the 2024 Tax Credits brought against Seller with respect to the 2024 Tax Credits (a “Seller Tax Proceeding”), Seller will promptly notify Purchaser of such Seller Tax Proceeding, Seller will have the exclusive right to control such Seller Tax Proceeding (including but not limited to selection of counsel, participation in meetings with the IRS, the preparation and submission of any written materials to the IRS and all other decisions relating to the direction of the defense of such Seller Tax Proceeding) and Seller shall keep Purchaser informed of any developments in such Seller Tax Proceeding. In the case of any audit, examination, contest, litigation or other proceeding brought against Seller with respect to any Excluded Facility Credits (an “Excluded Credit Tax Proceeding”), Seller will promptly notify Purchaser of such Excluded Credit Tax Proceeding.
(ii)In the case of any audit, examination, contest, or other administrative proceeding arising from the 2024 Tax Credits brought against Purchaser with respect to the 2024 Tax Credits (a “Purchaser Tax Proceeding”), Purchaser will promptly notify Seller of such Purchaser Tax Proceeding, Seller will have the exclusive right to control such Purchaser Tax Proceeding and Seller shall keep Purchaser informed of any developments in such Purchaser Tax Proceeding and will not settle any Purchaser Tax Proceeding without the consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed). Upon written request from Seller, Purchaser shall use reasonable efforts to (A) transfer any Purchaser Tax Proceeding to Seller with respect to the 2024 Tax Credits and/or (B) request to suspend or otherwise hold in abeyance and keep open any Purchaser Tax Proceeding. To the extent any Excluded Credit Tax Proceeding is ongoing, upon written request from Purchaser, Seller shall use reasonable efforts to request to suspend or otherwise hold in abeyance and keep open any Purchaser Tax Proceeding.

(iii)The Parties agree that (A) Seller shall have the right to control any Purchaser Tax Proceeding at Seller’s own expense through the administrative phase of the Purchaser Tax Proceeding and, in the case of any proposed adjustments, in an appeal to the IRS Independent Office of Appeals (and any post-appeals mediation or similar administrative process), including but not limited to the selection of counsel, participation in any meetings with the IRS, the preparation and submission of any written materials to the IRS, and all other decisions regarding the direction of the defense (including forum and settlement decisions) with respect to the Purchaser Tax Proceeding; provided, that Purchaser shall be entitled to participate in such Purchaser Tax Proceeding with counsel of its own choosing (at Purchaser’s sole expense), (B) without Purchaser’s consent (which shall not be unreasonably withheld, conditioned or delayed) Seller shall not settle such Purchaser Tax Proceeding, and (C) for purposes of any such Purchaser Tax Proceeding, Purchaser shall execute a Form 2848 or such other form, notice or authorization limited to the Purchaser Tax Proceeding for Seller and its counsel. Purchaser shall be permitted to attempt to separate the 2024 Tax Credits from any matters unrelated to the 2024 Tax Credits in the Purchaser Tax Proceeding, and if Purchaser is unable to do so, Seller agrees upon Purchaser’s reasonable request (x) to execute a non-disclosure agreement, attorney’s-eyes-only, and/or common interest/joint defense agreement with Purchaser with respect to such unrelated matters and/or (y) withdraw from any portion of the Purchaser Tax Proceeding that relates to such unrelated matters. In any event, the Parties shall reasonably cooperate to protect any confidential and proprietary information or tax return information of the other party.
(iv)In the case of a proposed adjustment to the 2024 Tax Credits in a Purchaser Tax Proceeding, if the proposed adjustment is not resolved in the administrative, examination or appeals process, Purchaser shall have the right to (A) accept a resolution offer from the IRS examination division or a settlement offer from the IRS Independent Office of Appeals, (B) concede the proposed adjustment to the 2024 Tax Credits, or (C) proceed to litigation.
(v)Purchaser will have no obligation to proceed to litigation unless it has received an opinion of counsel jointly selected by Purchaser and Seller and paid for by Seller, that there is a “more likely than not” chance of success in any such litigation (the “Litigation Opinion”). If Purchaser does not receive the Litigation Opinion, it may accept a settlement offer, concede the proposed adjustment or decide not to proceed to litigation, and any resulting disallowance or lack of the right to claim any portion of the 2024 Tax Credits shall be treated as a Loss Event and Seller shall have an indemnity obligation to Purchaser with result to any such disallowance or unclaimed portion. However, if Purchaser does receive the Litigation Opinion but subsequently accepts a settlement offer, concedes the proposed adjustment or decides not to proceed to litigation, any resulting disallowance or lack of the right to claim any portion of the 2024 Tax Credits shall not be treated as a Loss Event and Seller shall have no indemnity obligation to Purchaser with result to any such disallowance or unclaimed portion.
(vi)If Purchaser decides to proceed to litigation with respect to any proposed adjustment to the 2024 Tax Credits (“Purchaser Litigation,” and, together with a Seller Tax Proceeding and Purchaser Tax Proceeding, a “Tax Proceeding”), Purchaser shall have the right to control any Purchaser Litigation through a Purchaser Litigation Final Determination; provided, however, that Seller shall have the following participation and consent rights in any Purchaser Litigation: (A) the right to participate in the selection of designated lead counsel selected by Purchaser in the Purchaser Litigation; (B) the right to participate in the litigation through its own designated counsel at its own expense; (C) the right to consent to any proposed settlement of the Purchaser Litigation (which consent shall not be unreasonably withheld, conditioned or delayed), provided that Purchaser may at any time accept a proposed settlement of the Purchaser Litigation without the consent of Seller but any resulting disallowance or lack of the right to claim any portion of the 2024 Tax Credits shall not be treated as a Loss Event and Seller shall have no indemnity obligation to Purchaser with result to any such disallowance or unclaimed portion; (D) the right to require any adverse decision to be appealed to a U.S. Court of Appeals; (E) the right to review and comment on any filings in the litigation prepared by Purchaser, which comments Purchaser shall consider in good faith and (F) the right to participate in the general strategy of the litigation, the selection of witnesses, and the introduction of evidence; provided, however, that Seller’s participation and consent rights shall be limited to the 2024 Tax Credits and, subject to the foregoing, Purchaser shall retain all final decision-making with respect to any matter in the Purchaser Litigation.
(vii)Purchaser, on one hand, and Seller, on the other, shall, to the extent reasonably requested by the other Party, reasonably cooperate with the other Party in connection with any Tax Proceeding. Such cooperation shall include providing any information reasonably requested and the retention and the provision of records and information that are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.
(d)Purchaser Claims Period. Purchaser shall be entitled to make an indemnity claim pursuant this Section 7.1 at any time on or prior to the later of (i) the last day of the Compliance Period and (ii) the date of a Final Determination, in each case related to the underlying inaccuracy, breach or failure of the applicable representation, warranty or covenant made by Seller hereunder.
(e)Adjustment to Purchase Price. The Parties agree to treat and report any indemnification payment made pursuant to this Agreement as a nontaxable reimbursement or an adjustment to the Purchase Price (but only to the extent thereof) for tax purposes, unless Purchaser delivers to Seller an opinion at a “more likely than not” level (or higher) from a nationally recognized law firm that the indemnification payment is taxable under Applicable Law; provided, however, the Parties agree that the amount of (i) Purchaser’s profit from the purchase of the 2024 Tax Credits (i.e., if Purchaser paid $0.955 for $1.00 of 2024 Tax Credits, its profit would have been $0.045) related to such indemnification payment and (ii) penalties imposed by the IRS shall be grossed up for U.S. federal, state and local income taxes, using the highest marginal income tax rates applicable to corporations as of the date of such indemnification payment. In the event that any indemnification payment treated as a nontaxable reimbursement or purchase price adjustment is subsequently determined in a Final Determination to be includable as income of the recipient for U.S. federal income tax purposes, such indemnification payment shall also be grossed up for U.S. federal, state and local income taxes, using the highest marginal income tax rates applicable to corporations as of the date of such indemnification payment.

ARTICLE VIII
TERMINATION
8.1    Termination.
This Agreement may be terminated, solely with respect to any obligation relating to the applicable 2024 Tax Credits not yet transferred to Purchaser during the period after the Effective Date and prior to the filing of the Transfer Election Statement:
(a)at any time by the mutual written consent of Purchaser and Seller;
(b)by Purchaser or Seller, upon thirty (30) days’ prior written notice to the other Party, if any representation or warranty made by such other Party under this Agreement shall prove to have been untrue, incorrect, inaccurate or misleading as of the time made in any material respect; provided, that (i) if the fact, event or circumstance resulting in such untrue, incorrect, inaccurate or misleading representation or warranty is capable of being cured, corrected or otherwise remedied, and such fact, event or circumstance shall have been cured, corrected or otherwise remedied within thirty (30) days from the date on which such Party first obtains Knowledge thereof, then the other Party may not terminate this Agreement pursuant to this clause (b), and (ii) if the other Party is in breach in any material respect of any representation, warranty or covenant contained in this Agreement (or in breach of its payment obligations hereunder), it may not terminate this Agreement pursuant to this clause (b); provided, further, that notwithstanding the foregoing, Purchaser shall be permitted to terminate this Agreement immediately on prior written notice in the event that the representation of Seller made in Section 4.3(i) proves to have been inaccurate in any material respect when made;
(c)by Purchaser, upon thirty (30) days’ prior written notice to Seller, if Seller defaults in the performance of any of its covenants and such failure shall continue uncured for thirty (30) or more days; provided, that, (i) if such default is not susceptible to cure within thirty (30) days, (ii) Seller commences efforts (and proceeds with diligence and in good faith) to cure such default within thirty (30) days and such default is capable of cure within a period not to exceed sixty (60) days in the aggregate, Seller may continue to effect such cure and such non-performance or non-observance will not be deemed to give Purchaser the ability to terminate this agreement pursuant to this clause (c) for an additional thirty (30) days (with the extended period, inclusive of the original thirty (30) day period, not exceeding sixty (60) days in the aggregate) so long as Seller is diligently pursuing such cure during such additional period, and (iii) if Purchaser is in breach in any material respect of any representation, warranty or covenant contained in this Agreement (or in breach of its payment obligations hereunder), it may not terminate this Agreement pursuant to this clause (c);
(d)by Seller, if Purchaser has defaulted on its payment obligations under Article III;
(e)by Purchaser, if Seller sells any 2024 Tax Credits to another Person;

(f)by Purchaser, if following any change in Applicable Law (other than a change in tax law pursuant to Section 8.3), it would be illegal for Purchaser to purchase or own the 2024 Tax Credits;
(g)by Purchaser in accordance with Section 8.3; or
(h)automatically, without any action required by either Party, on the date that is the latest of (i) the last day of the Compliance Period, (ii) the date of a Final Determination with respect to an Eligible Transaction and (iii) the date on which any Seller indemnification obligation pursuant to Section 7.1 is paid in full.
8.2    Procedure and Effect of Termination.
(a)The Party desiring to terminate this Agreement shall give written notice of such termination to the other Party, specifying the provision hereof pursuant to which such termination is effected.
(b)If this Agreement is terminated pursuant to Section 8.1, then:
(i)the agreements contained in this Section 8.2 and Article IX, other than Section 9.10 shall survive the termination;
(ii)in the event of a termination by Purchaser pursuant to Section 8.1(b) or Section 8.1(c), Seller shall promptly, and in no event later than ten (10) Business Days following the effective date of such termination, return to Purchaser any payments made by Purchaser under this Agreement;
(iii)in the event of a termination by Purchaser pursuant to Section 8.3, Seller shall reimburse any amounts paid by Purchaser under this Agreement within thirty (30) days; and
(iv)no such termination shall relieve any Party of any liability for Damages resulting from any breach by that Party of this Agreement or affect the rights of the other Party to indemnification for such breach pursuant to Article VII (which shall survive termination hereof in the case of any breach).
8.3    Change in Tax Law.
Upon any enactment or issuance, after the Effective Date and prior to the filing of the Transfer Election Statements, of a statute, final or temporary regulation, published and binding Treasury or IRS guidance (including for this purpose any IRS notice, announcement, or other guidance published in the Internal Revenue Cumulative Bulletin or its successor that evidences an expressed legal position of Treasury or the IRS) or applicable federal court opinion that, in each case, would reasonably adversely affect (a) the availability of the 2024 Tax Credits, (b) Seller’s legal ability to transfer the 2024 Tax Credits to Purchaser pursuant to this Agreement or (c) Purchaser’s legal ability to claim or benefit from the 2024 Tax Credits, then, in each case, Purchaser shall have the right to terminate this Agreement, and no Party shall have any further obligations under this Agreement other than with respect to obligations in respect of the periods preceding such termination (e.g. any obligations with respect to 2024 Tax Credits transferred prior to such termination).

8.4    Treatment of Tax Credits Following Termination.
Upon the termination of this Agreement in accordance with this Article VIII, with respect to any 2024 Tax Credits not yet transferred to Purchaser, to the extent any 2024 Tax Credits have been deemed to be purchased by, but not transferred to, Purchaser prior to the date of termination, if Seller is required to return any portion of the Purchase Price, then Seller shall be deemed not to have sold or transferred the applicable 2024 Tax Credits, if any.
ARTICLE IX
GENERAL PROVISIONS
9.1    Burden and Benefit; No Assignment.
The covenants and agreements contained herein shall be binding upon and inure to the benefit of the permitted successors and assigns of the respective Parties hereto; provided, that neither Party may transfer or assign any of its rights or obligations hereunder without the prior written consent of the other Party.
9.2    Confidentiality.
Each Party shall treat confidentially this Agreement (including its existence and all terms hereof) and all information received from the other Party or its representatives in connection with this Agreement and the transactions contemplated hereby and only use such information for the purposes of the transactions set forth herein; provided, that no Party shall be prevented from disclosing this Agreement or any such information (i) with the prior written consent of the other Party, (ii) to such Party’s counsel, auditors, accountants, directors, officers and employees and directors, officers and employees of affiliated companies and representatives thereof or its advisors who need to know such information and agree to treat such information confidentially or (iii) to the extent required or requested to be disclosed by Applicable Law or legal process, including, but not limited to, the IRS and other Governmental Authorities, including such Party’s obligations under U.S. securities laws; provided, that so long as this Agreement is in effect, neither Party shall issue or cause the publication of any press release or other public announcement or disclosure with respect to this Agreement, the 2024 Tax Credits or the transactions contemplated hereby or thereby, without the prior written consent of the other Party, unless such disclosure is required by Applicable Law or by any listing agreement with, or the listing rules of, a national securities exchange or trading market, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide the other Party with a reasonable opportunity to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable comments suggested thereto.
The Parties are entitled to all remedies available at law or in equity, including specific performance, to enforce this Section 9.2. This provision will survive for a period of three (3) years following the termination or expiration of this Agreement.

9.3    Governing Law; Choice of Forum; Waiver of Jury Trial.
This Agreement shall be governed by the substantive laws of the State of New York. Each Party (a) agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof must be brought exclusively in the courts of the State of New York or of the United States of America located in New York, New York; (b) accepts for itself and in respect of its property, generally and unconditionally, with respect to this Agreement, the exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof; (c) irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum; and (d) TO THE EXTENT PERMITTED BY LAW, WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, WHICH WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING, WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.
9.4    Counterparts.
Delivery of an executed counterpart of this Agreement may be made by telefacsimile, electronic mail (including portable document format (.pdf)), or other electronic signature pursuant to the Uniform Electronic Transactions Act, and all so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.
9.5    Separability of Provisions.
Each provision of this Agreement shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined to be invalid and contrary to any existing or future law, such provision shall be reformed as necessary to effect the intention of the Parties and make the provision legal, valid and enforceable.
9.6    Amendment.
This Agreement may not be amended or modified except by an instrument in writing signed by both Parties. Any failure of a Party to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the Party to be bound thereby, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any other failure.
9.7    Entire Agreement.
This Agreement sets forth all (and is intended by all parties to be an integration of all) of the representations, promises, agreements and understandings among the Parties with respect to its subject matter, and there are no representations, promises, agreements or understandings, oral or written, express or implied, between the Parties other than as set forth herein.
9.8    Notices.
(a)Any notices, consents, demands, requests or other communications which may be or are required to be given under this Agreement shall be in writing and shall be deemed given when delivered personally, by email, or by a nationally recognized overnight courier or United States registered or certified mail, postage prepaid, to the recipient at its address set forth below or such other address as a Party may specify by notice to the other Parties. If notice is provided by email, it shall be deemed adequately given only if its subject line explicitly and identifies that it relates to this Agreement.
(b)Any Notice required by the provisions of this Agreement to be given to Seller shall be addressed as follows:
First Solar, Inc.
350 West Washington Street, Suite 600
Tempe, AZ 85288
Attention:    Alexander Bradley, Chief Financial Officer
Email:        [omitted]; [omitted]
With copies to (which shall not constitute notice):
Hunton Andrews Kurth LLP
2200 Pennsylvania Avenue, NW
Washington, DC 20037
Attention:     Timothy Jacobs
Email:        [omitted]
(c)Any Notice required by the provisions of this Agreement to be given to Purchaser shall be addressed as follows:
Visa Inc.
One Market Plaza
San Francisco, CA 94105
Attention:    [omitted]
Email:        [omitted]

With copies to (which shall not constitute notice):

Visa Inc.
One Market Plaza
San Francisco, CA 94105
Attention:    [omitted]
Email:        [omitted]
9.9    Costs and Expenses; Waiver.

(a)Without limiting any other arrangements that any Party may have with third parties in respect to expense reimbursement matters, each Party shall pay for its own transaction and other costs incurred by it in connection with the execution of this Agreement and the transactions contemplated hereby.
(b)Any waiver or consent, express, implied or deemed, to or of any breach or default by any Party in the performance by such Party of its obligations under this Agreement or any action inconsistent with this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Party of the same or any other obligations of that Party with respect to this Agreement or any other such action. Failure on the part of any Party to insist in any one or more instances upon strict performance of any provisions of this Agreement, to take advantage of any of its rights hereunder, or to declare any Party in default with respect to this Agreement, irrespective of how long that failure continues, does not constitute a waiver by that Party of its rights with respect to the other Party or its rights with respect to that default until the applicable statute of limitations period has lapsed. All waivers and consents hereunder shall be in writing duly executed by all Parties affected by such waiver or consent and shall be delivered to the other Parties in the manner described in Section 9.8.
9.10    Rights and Remedies.
Unless otherwise specifically provided herein, the rights and remedies of the Parties hereunder shall not be mutually exclusive, and the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof. Each of the Parties confirms that damages at law may be an inadequate remedy for breach or threat of breach of any provisions hereof. The respective rights and obligations hereunder shall be enforceable by specific performance, injunction, or other equitable remedy, but nothing herein contained is intended to limit or affect any rights at law or by statute or otherwise of any Party aggrieved as against the other Party for a breach or threat of breach of any provision hereof, it being the intention by this paragraph to make clear that under this Agreement the respective rights and obligations of the Parties shall be enforceable in equity as well as at law or otherwise.
1.Further Assurances.
Each of the Parties hereto does hereby covenant and agree on behalf of itself, its successors and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver such other instruments, documents and statements, and to take such other reasonable action, as may be reasonably requested by the other Parties to carry out the purposes of this Agreement.
2.Forward Contract.
Assuming that the 2024 Tax Credits constitute a “commodity” as defined in the Commodity Exchange Act, each of the Parties acknowledges and agrees that it intends that this Agreement shall be considered a “forward contract” within the meaning of the Bankruptcy Code and that each Party is a “forward contract merchant” within the meaning of the Bankruptcy Code.
[remainder of page intentionally blank]

IN WITNESS WHEREOF, the Parties have set their signatures to this Agreement as of the Effective Date.
SELLER

FIRST SOLAR, INC.

By: /s/ Rocchina Oesterling-Post
Name: Rocchina Oesterling-Post
Title: Vice President of Tax

PURCHASER

VISA INC.

By: /s/ Wayne Monfries
Name: Wayne Monfries
Title: Senior Vice President, Global Tax

[Signature Page to Tax Credit Transfer Agreement (Fixed)]

EXHIBIT A

FORM OF FIRST PAYMENT DATE CERTIFICATE
December 6, 2024
This certificate is being executed and delivered pursuant to Section 3.3(d) of the Tax Credit Transfer Agreement (Fixed) (the “Agreement”), dated as of December 6, 2024, by and between First Solar, Inc., a Delaware corporation (the “Seller”), and Visa Inc., a Delaware corporation (the “Purchaser”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement. The undersigned does hereby certify as of the date hereof, which is the First Payment Date, in such person’s capacity as an authorized representative of Seller, and not individually, as follows:
(a)each of the representations and warranties of Seller set forth in Article IV of the Agreement are true and correct in all material respects (except for such representations and warranties that are qualified by materiality, Material Adverse Effect or any similar qualification or exception, which are true and correct in all respects), in each case except to the extent that any such representation or warranty was expressly made only as of an earlier date, in which case such representation and warranty were true and correct as of such earlier date in all material respects (except for such representations and warranties that are qualified by materiality, Material Adverse Effect or any similar qualification or exception, which were true and correct in all respects); and
(b)Seller has performed or complied in all material respects with the covenants that are required by the Agreement to be performed or complied with by Seller on or before the date hereof.
IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first set forth above.
FIRST SOLAR, INC.

By:
Name:
Title:

EXHIBIT B

FORM OF SECOND PAYMENT DATE CERTIFICATE

December 30, 2024
This certificate is being executed and delivered pursuant to Section 3.4(c) of the Tax Credit Transfer Agreement (Fixed) (the “Agreement”), dated as of December 6, 2024, by and between First Solar, Inc., a Delaware corporation (the “Seller”), and Visa Inc., a Delaware corporation (the “Purchaser”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement. The undersigned does hereby certify as of the date hereof, which is the Second Payment Date, in such person’s capacity as an authorized representative of Seller, and not individually, as follows:
(a)each of the representations and warranties of Seller set forth in Article IV of the Agreement are true and correct in all material respects (except for such representations and warranties that are qualified by materiality, Material Adverse Effect or any similar qualification or exception, which are true and correct in all respects), in each case except to the extent that any such representation or warranty was expressly made only as of an earlier date, in which case such representation and warranty were true and correct as of such earlier date in all material respects (except for such representations and warranties that are qualified by materiality, Material Adverse Effect or any similar qualification or exception, which were true and correct in all respects); and
(b)Seller has performed or complied in all material respects with the covenants that are required by the Agreement to be performed or complied with by Seller on or before the date hereof.
IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first set forth above.
FIRST SOLAR, INC.

By:
Name:
Title:

EXHIBIT C

FORM OF EFFECTIVE DATE CERTIFICATE
(Seller)
December 6, 2024
This certificate is being executed and delivered pursuant to Section 3.5(a) of the Tax Credit Transfer Agreement (Fixed) (the “Agreement”), dated as of the date hereof, by and between First Solar, Inc., a Delaware corporation (the “Seller”), and Visa Inc., a Delaware corporation (the “Purchaser”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement. The undersigned does hereby certify as of the date hereof, in such person’s capacity as an authorized representative of Seller, and not individually, as follows:
(a)Attached hereto as Exhibit A is a true and correct description of certain officers of Seller, each of whom is authorized to execute and deliver the Agreement on behalf of Seller and each such officer has been validly appointed or elected to, and is the incumbent of, the office set out opposite his or her name as of the date hereof, and the signature of each such officer opposite his or her name is his or her genuine signature;
(b)Attached hereto as Exhibit B is a true, correct and complete copy of the good standing certificate of Seller as issued by the Secretary of State of the State of Delaware as of a recent date;
(c)Attached hereto as Exhibit C is a true, correct and complete copy of the resolutions of the board of directors, or other equivalent governing body of Seller, authorizing and approving the execution of the Agreement and the transactions contemplated thereunder, as in full force and effect on the date hereof; and
(d)Attached hereto as Exhibit D is a true, correct and complete copy of the Certificate of Incorporation and Bylaws of Seller, which are in full force and effect on the date hereof, and have not been modified, amended or revoked.
IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first set forth above.
FIRST SOLAR, INC.

By:
Name:
Title:

EXHIBIT D

FORM OF EFFECTIVE DATE CERTIFICATE
(Purchaser)
December 6, 2024
This certificate is being executed and delivered pursuant to Section 3.5(b) of the Tax Credit Transfer Agreement (Fixed) (the “Agreement”), dated as of the date hereof, by and between First Solar, Inc., a Delaware corporation (the “Seller”), and Visa Inc., a Delaware corporation (the “Purchaser”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement. The undersigned does hereby certify as of the date hereof in such person’s capacity as an authorized representative of Purchaser, and not individually, as follows:
(a)Attached hereto as Exhibit A is a true and correct description of certain officers of Purchaser, each of whom is authorized to execute and deliver the Agreement on behalf of Purchaser and each such officer has been validly appointed or elected to, and is the incumbent of, the office set out opposite his or her name as of the date hereof, and the signature of each such officer opposite his or her name is his or her genuine signature. Such officers’ due authorization to execute and deliver the Agreement and any related agreements has been provided by delegation by the board of directors of Purchaser;
(b)Attached hereto as Exhibit B is a true, correct and complete copy of the good standing certificate of Purchaser as issued by the Secretary of State of the State of Delaware as of a recent date; and
(c)Attached hereto as Exhibit C is a true, correct and complete copy of the Certificate of Incorporation and Bylaws of Purchaser, which are in full force and effect on the date hereof, and have not been modified, amended or revoked.
IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first set forth above.
VISA INC.

By:
Name:
Title:

EXHIBIT E
[FORM OF] TRANSFER ELECTION STATEMENT
FOR CALENDAR YEAR 2024
FACILITY REGISTRATION NUMBER [_____]
This Transfer Election Statement is made pursuant to Sections 1.6418-2 and 1.6418-3 of the Treasury Regulations (the “Regulations”), in connection with the transfer of advanced manufacturing production tax credits (“Tax Credits”) determined under Section 45X of the Internal Revenue Code of 1986, as amended (the “Code”).
FACTUAL INFORMATION
1.Name, address, and EIN of the eligible taxpayer:
First Solar, Inc.
c/o Rocchina Oesterling-Post
350 W. Washington Street, Suite 600
Tempe, AZ 85288
E.I.N.: 20-4623678
2.Name, address, and EIN of the transferee taxpayer:
Visa Inc.
One Market Plaza
San Francisco, CA 94105
E.I.N.: 26-0267673
3.The eligible credit is the advanced manufacturing production credit determined under Section 45X of the Code.
4.The eligible credit is attributable to the manufacturing of eligible components undertaken at the facility located at [____] identified by registration number [______] (within the meaning of Treasury Regulations Section 1.6418-4(c)(1)) (the “Facility”), and the sale of such eligible components to unrelated persons during the 2024 calendar year (the “Eligible Transactions”).
5.The taxable year of the eligible taxpayer is the calendar year. The first taxable year of the transferee taxpayer in which the Transferred Credits will be taken into account by the transferee taxpayer is the taxable year ending September 30, 2025.
6.The total amount of the eligible credit determined for the Eligible Transactions in the taxable year 2024 is $[●]1 (such transferred portion being the “Transferred Credits”).
1 Note: To be the amount of credits applicable for such Facility.

7.The Eligible Transactions in the taxable year 2024 consist of the following products and eligible components produced at the Facility and sold by the eligible taxpayer to unrelated persons.2
•[Name of Product 1 Sold to Third Party]
oDescription of product:
oUnits Produced and Sold in 2024: [Amount]
oTotal amount of eligible credits for [Product 1]: [$ ] (determined as the sum of the per unit amounts below multiplied by the number of units produced and sold by the eligible taxpayer in the 2024 calendar year)
oPhotovoltaic Wafer
Square meters per unit (a):
Credit amount per square meter (b): $12
Credit amount per unit (a x b): [$ ]
oPhotovoltaic Cell
Capacity per cell (expressed on a per direct current watt basis) (a):
Number of cells per unit (b):
Credit amount per watt (c): $0.04
Credit amount per unit (a x b x c): [$ ]
oSolar Module
Capacity per module (expressed on a per direct current watt basis) (a):
Number of modules per unit (b):
Credit amount per watt (c): $0.07
Credit amount per unit (a x b x c): [$ ]
•[Name of Product 2 Sold to Third Party]
oDescription of product:
oUnits Produced and Sold in 2024: [Amount]
oTotal amount of eligible credits for [Product 2]: [$ ] (determined as the sum of the per unit amounts below multiplied by the number of units produced and sold by the eligible taxpayer in the 2024 calendar year)
2 Note: Spreadsheet may be attached.

oPhotovoltaic Wafer
Square meters per unit (a):
Credit amount per square meter (b): $12
Credit amount per unit (a x b): [$ ]
oPhotovoltaic Cell
Capacity per cell (expressed on a per direct current watt basis) (a):
Number of cells per unit (b):
Credit amount per watt (c): $0.04
Credit amount per unit (a x b x c): [$ ]
oSolar Module
Capacity per module (expressed on a per direct current watt basis) (a):
Number of modules per unit (b):
Credit amount per watt (c): $0.07
Credit amount per unit (a x b x c): [$ ]
8.Cash consideration for the Transferred Credits in the aggregate amount of $[●] was paid by the transferee taxpayer to the eligible taxpayer as follows: (a) $[●] on or about December 6, 2024 and (b) $[●] on or about December 30, 2024.
STATEMENTS AND REPRESENTATIONS
9.The eligible taxpayer (or any member of its consolidated group) is not related to the transferee taxpayer (or any member of its consolidated group) within the meaning of Section 267(b) or Section 707(b)(1) of the Code.
10.The eligible taxpayer represents that it has or will comply with all requirements of Section 6418 of the Code as well as the applicable Treasury Regulations thereunder.

11.The eligible taxpayer represents that it has provided the transferee taxpayer with the required minimum documentation described in Treasury Regulations Section 1.6418-2(b)(5)(iv).
12.The transferee taxpayer represents that it (i) was and is represented by counsel in respect of the transfer of the Tax Credits (ii) has sufficient knowledge and experience in financial and business matters to enable it to evaluate the transfer transaction and Tax Credits (including the eligible amount thereof), and the applicable laws related thereto and that the transferee has been afforded an opportunity to request and to review all information considered necessary by the transferee and its advisors; and (iii) has reviewed the eligible taxpayer’s records related to the foregoing including the appraisal and cost allocation for the Eligible Transaction.
13.The eligible taxpayer will include a properly completed Form 7207, Advanced Manufacturing Production Credit with its 2024 tax return, as required by Treasury Regulations Section 1.6418-2(b)(3)(i).
14.The eligible taxpayer will include a properly completed Form 3800 with its 2024 tax return, as required by Treasury Regulations Section 1.6418-2(b)(3)(ii), including the registration number relating to the Facility, reductions as necessary due to the transfer of the Transferred Credits, and a schedule attached thereto showing the amount of Transferred Credits for the Eligible Transactions, except as otherwise provided in guidance relating to Section 6418 of the Code.
15.The transferee taxpayer will file a properly completed Form 3800 with its 2024 tax return, as required by Treasury Regulations Section 1.6418-2(f)(4)(i), to take into account the Transferred Credits as a general business credit and including the registration number for the Facility related to the Transferred Credits.
Signature Page Follows

In compliance with Section 1.6418-2(b)(5)(i) of the Treasury Regulations, under penalties of perjury, the undersigned hereby declares that (i) it has the authority to legally bind the eligible taxpayer and (ii) it has examined this Transfer Election Statement and, to the best of its knowledge and belief, the statements contained in Transfer Election Statement attachments are true and complete.
FIRST SOLAR, INC.

By:
Name:
Title:
Date:
In compliance with Section 1.6418-2(b)(5)(i) of the Treasury Regulations, the undersigned hereby declares that (i) it has the authority to legally bind the transferee taxpayer, (ii) it has examined this Transfer Election Statement and, to the best of its knowledge and belief, the statements contained in Transfer Election Statement are true and complete and (iii) the transferee taxpayer hereby consents to the Transfer Election Statement.
VISA INC.

By:
Name:
Title:
Date: